Exhibit 10.42

UTSTARCOM, INC.

AMENDMENT TO AMENDED AND RESTATED

CHANGE OF CONTROL/INVOLUNTARY TERMINATION SEVERANCE AGREEMENT

Hong Liang Lu (“Employee”) and UTStarcom, Inc. (the “Company”, and together with Employee, the “Parties”) desire to amend an Amended and Restated Change of Control/Involuntary Termination Severance Agreement dated January 30, 2008 (the “Agreement”) to bring the Agreement into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance promulgated thereunder (together, “Section 409A”), for good and valuable consideration, as follows:

1.             Section 409A.  Section 5 of the Agreement is amended and restated as follows:

“5.           Section 409A.

(a)           Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits to be paid or provided to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A.

(b)           Any severance payments or benefits that would be considered Deferred Compensation Severance Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Employee’s separation from service, or, if later, such time as required by Section 5(c).  Any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments shall be made as provided in this Agreement.

(c)           Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Employee’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(d)           Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of Section 5(a) above.

(e)           Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of Section 5(a) above.  For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

(f)            The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Notwithstanding anything in this Agreement to the contrary, the Company reserves the authority to amend the Agreement as it deems necessary or desirable, and without the consent of any Employee or without providing any advance notice of any such amendment, in order to ensure the Agreement complies with Section 409A.”

2.             Parachute Payments.  The following is added to the end of Section 6 of the Agreement:

“Any reduction in payments and/or benefits required by this Section 6 will occur in the following order: (i) reduction of cash payments; (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other benefits paid or provided to Employee.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for Employee’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.”

3.             Release and Non-Disparagement Agreement.  Section 7 of the Agreement is amended and restated as follows:

“7.           Release and Non-Disparagement Agreement As a condition to receiving the severance payments or benefits under this Agreement, Employee will be required to sign a waiver and release of all claims arising out of his Involuntary Termination and employment with the Company and its subsidiaries and affiliates and an agreement not to disparage the Company, its directors, or its executive officers, in a form reasonably satisfactory to the Company; provided, such release must be effective within sixty (60) days following Employee’s termination of employment or such shorter period specified in the release (the “Release Deadline”).  If the release of claims does not become effective by the Release Deadline,

Employee will forfeit any rights to the severance payments and benefits under this Agreement.  No severance payments and benefits will be paid or provided until the waiver and release agreement becomes effective or irrevocable.”

4.             Entire Agreement.  This Amendment to the Amended and Restated Change of Control/Involuntary Termination Severance Agreement (the “Amendment”) and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.  This Amendment may be amended at any time only by mutual written agreement of the Parties.

5.             Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the 17th day of December 2008.

	UTSTARCOM, INC.	EMPLOYEE

	/s/ Mark Green	/s/ Hong Liang Lu

By:	Mark Green

Title:	SVP, Worldwide Human Resources and Real Estate